Exhibit 99.1

Long Lake, the World’s First AI Holding Company, Completes $6.3 Billion Acquisition of American Express Global Business Travel

▪	Amex GBT to delist from NYSE and operate as a private company under Long Lake
▪	Long Lake’s AI engineering will support Amex GBT’s world-class travel and service teams to drive more value to customers and redefine the managed travel experience

New York – September 29, 2026 – Global Business Travel Group, Inc. (NYSE: GBTG) (“Amex GBT” or the “Company”) today announced the completion of its acquisition by Long Lake Management (“Long Lake”) in an all-cash transaction valuing the company at approximately $6.3 billion. The acquisition was previously announced on May 4, 2026, and approved by Amex GBT stockholders at the Special Meeting of Stockholders held on August 3, 2026.

Under the terms of the merger agreement, Amex GBT stockholders received $9.50 per share in cash representing a 65.1% premium to the 30-day VWAP from the date of the merger agreement. In connection with the completion of the transaction, Amex GBT common stock has ceased trading and will be delisted from the New York Stock Exchange (NYSE). Amex GBT will now operate as a privately held company.

Paul Abbott, Chief Executive Officer of Amex GBT, said: “Our customers are the center of everything we do. This milestone brings Long Lake’s leading AI engineering team into Amex GBT, accelerating the pace at which we shape the future of managed travel. From agentic customer tools to AI-empowered travel counselors, our customers can expect continuous innovation that will make the service they already trust faster, smarter, and more personalized.”

Alex Taubman, Co-Founder and CEO of Long Lake, said: “For over a century, Amex GBT has earned the trust of the world’s most important companies, governments, and institutions, by showing up for millions of travelers in mission-critical moments. It is an honor for Long Lake to have the opportunity to partner with Amex GBT to double down on its world-class customer excellence, and to invest heavily to advance the frontier of AI deployment in the travel experience.”

The transaction is being financed with a combination of equity provided by Long Lake’s existing investors and Koch Equity Development LLC, the principal investment and acquisition arm of Koch, Inc. and committed debt financing.

Advisors

Rothschild & Co acted as financial advisor to the Special Committee, and Kirkland & Ellis LLP acted as legal counsel to the Special Committee.

Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel to Amex GBT.

Latham & Watkins LLP acted as legal counsel to Long Lake with Gibson Dunn as financing counsel. Moelis & Company LLC acted as financial advisor to Koch Equity Development and Jones Day acted as its legal counsel.

About Amex GBT

American Express Global Business Travel (Amex GBT) is a leading software and services company for travel, expense, and meetings & events. We have built the most valuable marketplace in travel with the most comprehensive and competitive content. A choice of solutions brought to you through a strong combination of technology and people, delivering the best experiences. With travel professionals and business partners in more than 140 countries, our solutions deliver savings, flexibility, and service from a brand you can trust – Amex GBT.

About Long Lake

Long Lake pioneered the use of frontier technology to accelerate services industries. It has acquired and partnered with dozens of wide-ranging services businesses, improving growth and customer experience with its proprietary Nexus AI transformation platform. It was founded in 2023 and is backed by investors including General Catalyst, Alpha Wave, Elad Gil, D1, Thrive and other strategic partners.

For Amex GBT – Investor Contact:
Jennifer Thorington
Vice President of Investor Relations
investor@amexgbt.com

For Amex GBT – Media Contact:
Megan Kat
Head of Global Communications and Public Affairs
megan.kat@amexgbt.com